Exhibit 3.2

CERTIFICATE OF ELIMINATION

SERIES D CONVERTIBLE PREFERRED STOCK

OF

INTELLIGENT BIO SOLUTIONS INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Intelligent Bio Solutions Inc. (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: That the Board of Directors of the Company (the “Board”) duly adopted the following resolutions:

RESOLVED, that no shares of Series D Convertible Preferred Stock are outstanding, and no shares of Series D Convertible Preferred Stock will be issued pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware (the “Series D Certificate of Designation”); and it is further

RESOLVED, that all shares of Series D Convertible Preferred Stock authorized under the Series D Certificate of Designation, whether or not previously issued, revert to the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series of preferred stock; and it is further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of the Company, as amended, all matters set forth in the Series D Certificate of Designation with respect to the Series D Convertible Preferred Stock.

SECOND: None of the authorized shares of the Series D Convertible Preferred Stock are outstanding, and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Company, as amended, is hereby further amended to eliminate all matters set forth in the Series D Certificate of Designation with respect to the Series D Convertible Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by its Chief Financial Officer this 25th day of July, 2023.

INTELLIGENT BIO SOLUTIONS INC.

By:	/s/ Spiro Sakiris
Name:	Spiro Sakiris
Title:	Chief Financial Officer